Exhibit 99.2

              MOTORSPORTS EMPORIUM RETIRES ITS OUTSTANDING SERIES B
                          CONVERTIBLE PREFERRED STOCK

SCOTTSDALE, AZ - (BUSINESS WIRE) - August 24, 2006. MotorSports Emporium Inc. (OTCBB: MSEP) today announced the Company has completed the purchase of all 2,671,817 shares of its issued and outstanding Series B Preferred Stock ("Pf B Shares") in three private transactions.

The Company acquired 1,421,897 Pf B Shares from Robert Brehm and his company, Intercontinental Assets Corp., in exchange for a convertible note in the principal amount of $250,000 due no later than August 2008. In two related transactions, David Keaveney, President and CEO of the Company, and Tracey Baron, a shareholder and former Director of the Company, each surrendered 625,000 Pf B Shares in exchange for an aggregate consideration of One Dollar ($1.00), a nominal sum.

The Pf B Shares retired were convertible into an aggregate of 316,693,906 shares of the Company's common stock. These combined transactions eliminated the equivalent of 316,693,906 common shares on a fully diluted basis. The retired Pf B Shares also carried super-voting rights of 100 votes per share, thereby eliminating approximately 267,181,700 votes on matters presented to the Company's shareholders for vote. Inasmuch as Mr. Brehm and his company, Intercontinental Assets Corp., held the majority of the Pf B Shares and effectively controlled the Company. As a result of the retirement of such shares, Mr. Brehm is no longer considered a "control person" under applicable SEC regulations.

David Keaveney, President and CEO of MSEP commented, "We elected to enter into agreements with Mr. Baron, Mr. Brehm and myself and to retire the Pf B Shares in order to protect our common shareholders from the dilutive effects of the Pf B Shares. We are managing a successful and momentous evolution of our business; the reduction of the Pf B shares is a significant step towards bringing our stock's price and capital structure more in line with our revised business model and improving the public's perception of MSEP. It is important that our shareholders understand that we are committed to pursuing aggressive strategies that will be beneficial to MSEP's growth."

ABOUT MOTORSPORTS EMPORIUM, INC.

MotorSports Emporium Inc. is a fast-track, multi-faceted and diversified company in the motor sports industry targeting INDY, NASCAR, Formula 1 and other racing series, spectators, classic car and high performance auto enthusiasts, professional and amateur mechanics and discriminating consumers in search of high quality auto parts and accessories. MotorSports Emporium's marketing plan
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is to reach consumers through mass market retailers, auto parts suppliers, and home television shopping networks, infomercials, industry and consumer trade shows, and consumer direct advertising (television, magazine and Internet). For more information visit www.motorsportsemporium.com.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:
MotorSports Emporium Inc.
David Keaveney, 480-596-4002
davidk@motorsportsemporium.com
Source: MotorSports Emporium Inc.